COGENTRIX INDEMNITY AGREEMENT

          This Cogentrix Indemnity Agreement (this "Agreement") is entered into effective as of June 4, 2003, by and among Cogentrix Energy, Inc., a North Carolina corporation ("Cogentrix"), Green Country Energy, LLC, a Delaware limited liability company (the "Company"), and The Bank of New York, in its capacity as collateral agent for certain Secured Parties referred to in the Indenture (as defined below) (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent").

RECITALS

          A.          In connection with the consummation of the transactions contemplated by that certain Purchase Agreement, dated as of April 11, 2003 (the "Purchase Agreement"), among Cogentrix of Oklahoma, Inc., a Delaware corporation ("COK"), the Company, and Green Country Holding LLC, a Delaware limited liability company ("GCH"), the Company is offering to sell $319,000,000 in aggregate principal amount of 7.21% Senior Secured Notes due February 10, 2024 (the "Notes"), issued pursuant to that certain Indenture, dated as of June 4, 2003, by and between the Company and Wachovia Bank, National Association, as Trustee for the holders of the Notes (the "Indenture").

          B.           Certain claims relating to drawings by the Company under letters of credit issued to the Company for the account of National Energy Production Corporation and its affiliates are currently pending (as more fully described herein).

          C.           The purchasers of the Notes require, as a condition to the purchase by each of them of the Notes, that the parties hereto shall have entered into this Agreement with respect to certain amounts that may become due in connection with the matters referred to in Recital B, above.

          D.           The parties hereto are entering into this Agreement in order to, among other things, obligate Cogentrix to indemnify the Company with respect to certain of the costs related to the claims referred to in Recital B.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, and in consideration of the foregoing premises the parties hereto agree as follows:

AGREEMENT
1 DEFINITIONS.
1.1	Capitalized terms used but not defined in this Agreement have the meanings given to them in Exhibit A to the Indenture.

1.2     The following terms used herein shall have the following meanings:

"Losses" means, all costs and expenses (including attorneys' fees, accountants' fees, the fees of other experts, investigation costs and the costs of preparing evidence or testimony) incurred by the Company arising out of the L/C Litigation (including any such costs and expenses incurred by the Company in connection with its indemnity obligations for such amounts pursuant to the Termination Agreement), but not including any damages, fines, judgments or settlements suffered by or levied against the Company.

2     Indemnity.

2.1	Indemnity. Subject to the provisions of this Agreement, Cogentrix shall indemnify and hold harmless the Company for any and all amounts due and payable by the Company in respect of any Losses.
2.2

Delivery of Notice. If Cogentrix is obligated to indemnify the Company in respect of any amounts pursuant to Section 2.1, the Company shall deliver to Cogentrix a certificate of an Authorized Officer of the Company setting forth (a) the amount of any and all payments due and payable by the Company in connection therewith, (b) the parties to whom such amounts are owed and (c) the time period(s) in which such amounts are to be paid to such parties. If the Company fails to deliver to Cogentrix the information required pursuant to the foregoing sentence within 10 Business Days following any Losses, the Collateral Agent may deliver to Cogentrix a notice setting forth the information referred to in the preceding sentence in lieu of the Company; provided, that any failure of such notice to contain all of such information shall not affect the indemnification obligations of Cogentrix pursuant to Section 2.1.

2.3

Payments. Within 5 Business Days of receipt by Cogentrix of a certificate of the Company or a notice from the Collateral Agent pursuant to Section 2.2, Cogentrix shall pay in immediately available funds by wire transfer to the parties specified in such certificate or notice the amounts due and payable by the Company on such date.

3 Representations and Warranties.
3.1

Representations and Warranties of Cogentrix and the Company. The Company represents and warrants to Cogentrix and the Collateral Agent, and Cogentrix represents and warrants to the Company and the Collateral Agent, that as of the date hereof:

3.1.1

Organization. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its State of organization, with the requisite power and authority to own, lease or operate its properties and to conduct its business in all material respects as now being conducted.

3.1.2

Qualification. It is duly qualified or licensed as a foreign corporation or limited liability company to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business makes such qualification or licensing necessary, except jurisdictions, if any, in which the failure to so qualify could not reasonably be expected to have a material adverse effect on its business, operations, property, or condition (financial or otherwise).

3.1.3

Authorization. It has full power and authority to enter into this Agreement and to incur and perform its undertakings hereunder and has taken all proper and necessary action to authorize its execution and delivery of this Agreement and its performance of its undertakings hereunder.

3.1.4

Noncontravention. Its execution and delivery of this Agreement and its performance of its undertakings hereunder (i) do not contravene any provision of its certificate of incorporation or formation, as amended, or limited liability company agreement or bylaws; (ii) do not violate any law or regulation, or any order or decree of any court or governmental authority; (iii) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by (in each instance, with notice, lapse of time or both as provided therein), any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound; and (iv) do not require the consent or approval of any governmental authority or any other person except, in the case of clauses (ii) through (iv), for such violations, conflicts, breaches, terminations, defaults, accelerations, or consents as (A) could not prohibit, materially delay or otherwise materially impair its ability to perform its undertakings hereunder, (B) could not reasonably be expected to have a material adverse effect on its business, operations, property, or condition (financial or otherwise) or (C) could not affect the validity or enforceability of this Agreement.

3.1.5

Validity. This Agreement constitutes a valid and legally binding obligation of such party, enforceable in accordance with its terms, subject to, as to its enforceability, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general equitable principles.

4 Miscellaneous.
4.1

Successors and Assigns. This Agreement shall be continuing, irrevocable and binding upon the undersigned and their permitted successors and assigns, and shall run for the benefit of the parties hereto and their respective heirs, successors and assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

4.2

Certain Waivers. All parties hereto waive presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment, nonperformance or non-observance, and notice of acceptance of this instrument; the benefit of or right to assert any statute of limitations affecting the liability of any of the parties hereunder or the enforcement thereof to the extent permitted by law; and any other suretyship defenses.

4.3	Termination. Upon the occurrence of the Litigation Settlement Date, this Agreement, the indemnification obligations of Cogentrix hereunder and all other rights granted hereunder shall terminate.
4.4

Reinstatement. This Agreement and the obligations of Cogentrix hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or otherwise restored to Cogentrix, whether as a result of any Bankruptcy or otherwise with respect to Cogentrix or any other Person or as a result of any settlement or compromise with any Person (including Cogentrix) in respect of such payment.

4.5

Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of law provisions thereof (other than Sections 5-1401 and 5-1402 of the General Obligations of Law of the State of New York).

4.6

Consent to Jurisdiction. Each party (i) irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York City and the United States District Court located in the Borough of Manhattan in New York City in any action arising out of this Agreement and any court of appeals from either thereof, (ii) agrees that all claims in such action may be decided in such court and (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to bring any action in any other court. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.7

No Third Party Beneficiary. Nothing in this Agreement shall create any third party benefits or rights in any party not a signatory hereto (other than the Secured Parties) and the rights and obligations of any of the parties may not be reached or applied by any party not a signatory hereto.

4.8

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and may be amended only by a written instrument signed by the Company, Cogentrix and the Collateral Agent.

4.9

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof.

4.10

Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax or telegram, as follows:

                    If to Cogentrix, to:

                    Cogentrix Energy, Inc.
                    9405 Arrowpoint Boulevard
                    Charlotte, North Carolina 28273

                    Fax:             (704) 529-1006
                    Telephone:  (704) 525-3800
                    Attention:    General Counsel

                    with a copy to:

                    Latham & Watkins LLP
                    885 Third Avenue
                    New York, New York 10022
                    Fax:             (212) 751-4864
                    Telephone:   (212) 906-1200
                    Attention:     Warren Lilien, Esq.

                    If to the Company, to:

                    Green Country Energy, LLC
                    9405 Arrowpoint Boulevard
                    Charlotte, North Carolina 28273

                    Fax:             (704) 529-1006
                    Telephone:   (704) 525-3800
                    Attention:     General Counsel

                    with a copy to:

                    Latham & Watkins LLP
                    885 Third Avenue
                    New York, New York 10022
                    Fax:             (212) 751-4864
                    Telephone:  (212) 906-1200
                    Attention:   Warren Lilien, Esq.

                    If to the Collateral Agent, to:

                    The Bank of New York
                    101 Barclay Street, Floor 8W
                    New York, New York 10286
                    Attn: Corporate Trust Administration
                    Telephone:  (212) 815-5360
                    Facsimile:  (212) 815-5707

or, in each case, at such other address as may be specified in writing to the other parties. The Collateral Agent shall be entitled to receive copies of all notices delivered to any party pursuant to this Agreement.
4.11

Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

(SIGNATURES COMMENCE ON NEXT PAGE)

                    IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the day first set forth above.

COGENTRIX ENERGY, INC.

By:    /s/  John W. O'Connor
          Name:  John W. O'Connor
          Title:    Vice President - Finance
                       Treasurer

GREEN COUNTRY ENERGY, LLC

By:  Green Country Holding LLC,
      its sole Member

          By: Cogentrix of Oklahoma, Inc.,
          its Manager

By:    /s/  John W. O'Connor
          Name:  John W. O'Connor
          Title:    Vice President - Finance
                       Treasurer

THE BANK OF NEW YORK,
as Collateral Agent

By:    /s/  Dorothy Miller
          Name:  DOROTHY MILLER
          Title:      VICE PRESIDENT